UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ShotSpotter, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2021

Dear Stockholder:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of ShotSpotter, Inc. The meeting will be held virtually, via a live audio webcast at www.meetingcenter.io/290600404 on Wednesday, June 16, 2021 at 9:30 a.m., Pacific Time (the “Annual Meeting”). The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the meeting.

We believe that a virtual meeting provides expanded stockholder access and participation and improved communications, while affording stockholders the same rights as if the meeting were held in person, including the ability to vote shares electronically and ask questions during the meeting in accordance with our rules of conduct for the meeting. Further, we believe the virtual meeting format is critical in light of the ongoing COVID-19 pandemic, as the safety of our employees, communities and stockholders is our first priority. We encourage you to attend online and participate. We recommend that you log in a few minutes before 9:30 a.m., Pacific Time, on June 16, 2021 to ensure you are logged in when the Annual Meeting starts.

You may vote your shares by proxy or in person at the Annual Meeting. The Annual Meeting is being held so that stockholders may consider the election of three Class I directors, the ratification of the appointment of Baker Tilly US, LLP as ShotSpotter, Inc.’s independent registered public accounting firm for the year ending December 31, 2021, and to conduct any other business properly brought before the meeting. Please see the enclosed Notice of Annual Meeting and Proxy Statement for information on how to vote your shares.

The Board of Directors unanimously recommends a vote “FOR” each of the Company’s nominees for Class I director and “FOR” the ratification of the Company’s independent registered public accounting firm.

On behalf of the Board of Directors and the officers and employees of ShotSpotter, I would like to take this opportunity to thank you for your continued support. We look forward to your attendance at the Annual Meeting.

Sincerely,

Ralph A. Clark
President and Chief Executive Officer

ShotSpotter, Inc. 7979 Gateway Blvd., Suite 210 Newark, CA 94560	+1 888 274 6877 toll free www.shotspotter.com

ShotSpotter, Inc.

7979 Gateway Blvd. Suite 210

Newark, CA 94560

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of ShotSpotter, Inc. (the “Company”). The meeting will be held virtually via a live audio webcast at www.meetingcenter.io/290600404, on Wednesday, June 16, 2021 at 9:30 a.m., Pacific Time. We believe that a virtual meeting provides expanded stockholder access and participation and improved communications, while affording stockholders the same rights as if the meeting were held in person, including the ability to vote shares electronically and ask questions during the meeting in accordance with our rules of conduct for the meeting. Further, we believe the virtual meeting format is critical in light of the ongoing COVID-19 pandemic, as the safety of our employees, communities and stockholders is our first priority. We encourage you to attend online and participate. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

The Annual Meeting will be held for the following purposes:

1.

To elect three nominees for Class I director named in the accompanying Proxy Statement, each to hold office until the 2024 Annual Meeting of Stockholders or until a successor is duly elected and qualified or until the director’s earlier death, resignation or removal.

2.	To ratify the appointment of Baker Tilly US, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

These proposals are more fully described in the Proxy Statement following this Notice. You will also be asked to transact such other business, if any, as may properly come before the Annual Meeting or adjournment of postponement thereof.

The Board of Directors recommends that you vote (i) FOR the election of all nominees to serve as Class I directors of the Company, and (ii) FOR the ratification of the appointment of Baker Tilly US, LLP as our independent registered public accounting firm for the year ending December 31, 2021.

In accordance with rules established by the Securities and Exchange Commission, we are providing you access to our proxy materials over the Internet. Accordingly, we plan to mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders on or about April 29, 2021. The Notice will describe how to access and review our proxy materials, including our proxy statement and Annual Report on Form 10-K for the year ended December 31, 2020. The Notice will also describe how you may submit your proxy on the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials by the Internet to help reduce the environmental impact and cost of the Annual Meeting.

The Board of Directors has fixed the close of business on April 20, 2021 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. A list of stockholders entitled to vote will be available for inspection during normal business hours for 10 days before the Annual Meeting at our address above. To the extent office access is impracticable due to the COVID-19 pandemic, a complete list of such stockholders will be available for examination by any stockholder for a period of 10 days before the Annual Meeting for any purpose germane to the Annual Meeting by contacting stockholders@shotspotter.com. A list of stockholders will be available for examination during the Annual Meeting at www.meetingcenter.io/290600404.

All stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 16, 2021 at 9:30 a.m. Pacific Time via a live audio webcast at www.meetingcenter.io/290600404.

The Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2020 are available at www.edocumentview.com/SSTI.

By order of the Board of Directors,

Alan R. Stewart
Secretary

April 29, 2021

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the Annual Meeting, which will be held via a live audio webcast. Whether or not you expect to attend the Annual Meeting, please cast your vote as promptly as possible in order to ensure your representation at the meeting. If you are a stockholder of record, please vote by the internet or by telephone, or, if you elect to receive a paper proxy card by mail, by completing, dating, signing and returning the proxy mailed to you. Submitting your vote via the internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the Annual Meeting. If your shares are held in street name (held for your account by a broker, bank, or other nominee), you will receive instructions from your nominee explaining how to vote your shares, and you will have the option to cast your vote by telephone or over the internet if your voting instructions from your nominee include instructions for doing so. Even if you have voted by proxy, you may still vote online at the virtual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

3

i

SHOTSPOTTER, INC.

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

WEDNESDAY, JUNE 16, 2021 AT 9:30 A.M. PACIFIC TIME

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we will send you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board of Directors” or the “Board”) of ShotSpotter, Inc. (referred to as the “Company,” “ShotSpotter” or in the first person) is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”), including any adjournments or postponements of such meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. Please note that while our proxy materials are available at the website referenced in the Notice, and our Notice, Proxy Statement and Annual Report on Form 10-K are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this document.

We intend to mail the Notice on or about April 29, 2021 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, after ten calendar days have passed since our first mailing of the Notice. You may also request that we mail you a full set of the proxy materials. Instructions on how to request a printed copy may be found in the Notice.

What is the date, time and place of the Annual Meeting?

The Annual Meeting will be held virtually via a live audio webcast at www.meetingcenter.io/290600404 on Wednesday, June 16, 2021, beginning at 9.30 a.m. Pacific Time. Any stockholder can listen to and participate in the Annual Meeting via the live audio webcast, and we believe that a virtual meeting provides expanded stockholder access and participation and improved communications, while affording stockholders the same rights as if the meeting were held in person, including the ability to vote shares electronically and submit questions and comments during the meeting in accordance with the rules of conduct for the meeting. Further, we believe the virtual meeting format is critical in light of the ongoing COVID-19 pandemic, as the safety of our employees, communities and stockholders is our first priority. We encourage you to attend online and participate.

How do I attend and ask questions during the Annual Meeting?

We will be hosting the Annual Meeting via live webcast only. The meeting will start at 9:30 a.m. Pacific Time on Wednesday, June 16, 2021. Stockholders attending the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

You can attend the meeting by accessing www.meetingcenter.io/290600404, entering password “SSTI2021”, and entering the 15-digit control number included on your Notice or your proxy card.

Beneficial owners who do not have a control number may gain access to the meeting by registering in advance. To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power

(legal proxy) reflecting your ShotSpotter’s holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 26, 2021. You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to us at the following: by email—forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com or by mail to Computershare, ShotSpotter Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

We recommend that you log in a few minutes before 9:30 a.m. Pacific Time to ensure you are logged in when the Annual Meeting begins.

If you would like to submit a question during the Annual Meeting after you are logged in, questions can be submitted by accessing the meeting center at www.meetingcenter.io/290600404, entering your control number and meeting password “SSTI2021”, and clicking on the message icon in the upper right hand corner of the page. To return to the main page, click the “I” icon at the top of the screen. To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. These rules of conduct will include the following guidelines:

•	You may submit questions and comments only electronically via chat function through the meeting portal www.meetingcenter.io/290600404 during the Annual Meeting.

•	Only stockholders of record as of the Record Date for the Annual Meeting and their proxy holders may submit questions or comments.

•	Please direct all questions to Ralph Clark, our Chief Executive Officer.

•	Please include your name and affiliation, if any, when submitting a question or comment.

•	Limit your remarks to one brief question or comment that is relevant to the Annual Meeting and/or our business.

•	Questions may be grouped by topic by our management.

•

Questions may be ruled out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.

•	Be respectful of your fellow stockholders and Annual Meeting participants.

•	No audio or video recordings of the Annual Meeting are permitted.

If you attend the virtual meeting as described above, you will be deemed to be attending in person, as provided by Delaware law. Information on how to vote at the Annual Meeting is discussed below.

What if I have technical difficulties or trouble accessing the virtual Annual Meeting?

If you have any technical difficulties or any questions regarding the virtual meeting website, we are ready to assist you. Please email https://support.vevent.com. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our investor relations website, http://ir.shotspotter.com, including information on when the meeting will be reconvened.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on April 20, 2021, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares you held on that date at the Annual Meeting. As of the record date, there were 11,675,721 shares of common stock outstanding, all of which are entitled to be voted at the Annual Meeting.

What am I voting on?

At the Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. There are two matters scheduled for a vote:

•

Election of the three Class I directors named herein, each to hold office until the 2024 annual meeting of stockholders or until a successor is duly elected and qualified or until the director’s earlier death, resignation or removal (Proposal 1); and

•	Ratification of the appointment of Baker Tilly US, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 2).

You may either vote “FOR” each of the nominees for election to the Board or you may “WITHHOLD” your vote for any nominee you specify. You may either vote “FOR” or “AGAINST” or abstain from voting for the ratification of the appointment of Baker Tilly US, LLP as the Company’s independent registered public accounting firm.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy card to vote on those matters in accordance with their best judgment.

How do I vote?

Stockholder of Record: Shares Registered in Your Name

If on April 20, 2021, your shares were registered directly in your name with ShotSpotter’s transfer agent, Computershare Limited, then you are a stockholder of record. As a stockholder of record, you may vote online at the virtual Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to cast your vote as soon as possible to ensure your vote is counted.

•

To vote by proxy by internet. You may access the website of the Company’s tabulator, Computershare. Please follow the steps outlined on the Notice or your proxy card. Your shares will be voted in accordance with your instructions.

•

To vote by proxy by telephone. To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice.

•

To vote by proxy by mail. To vote using a proxy card that you request as provided in the Notice, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote in person. If you attend the Annual Meeting, you may vote online by visiting www.meetingcenter.io/290600404. Please have your 15-digit control number to join the Annual Meeting. We recommend logging in a few minutes before 9:30 a.m. California time on June 16, 2021 to ensure you are logged in when the Annual Meeting starts.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 20, 2021, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account and you should have received instructions from that organization as to how to do so, including by internet, telephone or mail. You are also invited to attend the virtual Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares online at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

How many votes do I have?

Holders of common stock are entitled to one vote per share on each matter that is submitted to stockholders for approval.

If I am a stockholder of record and I do not vote, or if I otherwise cast my vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by proxy or online at the Annual Meeting, your shares will not be voted.

If you vote by proxy without marking voting selections, your shares will be voted, as applicable, “FOR” the election of all nominees for Class I director and “FOR” the ratification of the appointment of Baker Tilly US, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion depending on whether the particular proposal is considered to be a routine matter under applicable rules. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine” under applicable rules but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as elections of directors (even if not contested), mergers, stockholder proposals, executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Proposal 1 is considered to be a “non-routine” matter, but Proposal 2 is considered to be a “routine” matter. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instruction. If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the Proposal 1 to elect directors, votes “FOR,” “WITHHOLD” and broker non-votes; and, with respect to Proposal 2, votes “FOR” and “AGAINST” and abstentions. For Proposal 1, broker non-votes have no effect and will not be counted towards the vote total. For Proposal 2, abstentions will be counted towards the vote total for of Proposal 2, and will have the same effect as “AGAINST” votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine”, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Because brokers are permitted to vote on “routine” matters without instructions from the beneficial owner, broker non-votes do not occur with respect to such matters. Proposal 1 (election of directors) is considered a “non-routine” matter, but Proposal 2 (to ratify the selection of Baker Tilly US, LLP as the Company’s independent registered public accounting firm for year ending December 31, 2021) is a “routine” matter. Accordingly, if you do not instruct the broker how to vote your shares, your broker will only be able to vote your shares with respect to Proposal 2 and will not be able to vote your shares with respect to Proposal 1. Accordingly, we expect broker non-votes to exist in connection with Proposal 1.

As a reminder, if you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What constitutes a quorum?

A quorum of stockholders is necessary to hold a valid meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of common stock representing a majority of the voting power of the outstanding shares of stock entitled to vote on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 11,675,721 shares of common stock outstanding, all of which are entitled to be voted at the Annual Meeting. As described above, stockholders attending the virtual meeting will be deemed to be attending in person, as provided by Delaware law, and their shares will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares so represented may adjourn the Annual Meeting without further notice.

What vote is required to approve each item?

For Proposal 1, the election of directors, the three nominees receiving the most “FOR” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “FOR” will affect the outcome. Broker non-votes will not be counted towards the vote total for this proposal.

For Proposal 2, the ratification of the appointment of Baker Tilly US, LLP as the Company’s independent registered public accounting firm for year ending December 31, 2021, must receive “FOR” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “AGAINST” vote. Because Proposal 2 is a “routine” matter, we do not expect any broker non-votes in connection with this proposal.

The inspector of election for the Annual Meeting shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall count and tabulate ballots and votes and determine the results thereof. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results may be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy with a later date, by internet, telephone or mail. Your most current proxy is the one that is counted.

•	You may send a timely written notice that you are revoking your proxy to ShotSpotter’s Corporate Secretary at 7979 Gateway Blvd., Suite 210, Newark, CA 94560.

•	You may attend the virtual Annual Meeting and vote online. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

What proxy materials are available on the internet?

A letter from our Chief Executive Officer to our stockholders, the Proxy Statement, and the Annual Report on Form 10-K for the year ended December 31, 2020 are available at www.edocumentview.com/SSTI.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 30, 2021 to our Corporate Secretary, ShotSpotter, Inc., 7979 Gateway Blvd, Suite 210, Newark, California 94560 and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). While our board will consider stockholder proposals, we reserve the right to omit from the proxy statement proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Pursuant to our amended and restated bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2022 annual meeting of stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on March 18, 2022 nor earlier than the close of business on February 16, 2022.

However, if our 2022 annual meeting of stockholders is not held between May 17, 2022 and July 16, 2022, to be timely, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2022 annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to the 2022 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2022 annual meeting of stockholders is first made. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

In accordance with our amended and restated certificate of incorporation, our Board is divided into three classes with staggered three-year terms. Each director serves until the expiration of the term for which such director was elected or appointed, or until such director’s earlier death, resignation or removal. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our directors are currently divided among the three classes as follows:

•	Class I, which consists of William J. Bratton, Randall Hawks, Jr. and Merline Saintil, whose terms will expire at the upcoming Annual Meeting;

•	Class II, which consists of Pascal Levensohn and Thomas T. Groos, whose terms will expire at the 2022 annual meeting of stockholders; and

•	Class III, which consists of Ralph A. Clark and Marc Morial, whose terms will expire at the 2023 annual meeting of stockholders;

Our Board currently consists of seven members, three of whom are in the class whose term of office expires at the upcoming Annual Meeting. We expect that any additional directorships resulting from any future increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Mr. Bratton, Deborah A. Elam and Mr. Hawks have been nominated to serve as Class I directors. Each of the nominees listed below, except for Ms. Elam, is currently a director of the Company who was previously elected by the stockholders. Ms. Elam was recommended for nomination to the Company’s Board by Mr. Clark, the CEO of the Company.

Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of these nominees would serve until the 2024 annual meeting of stockholders and until her or his successor has been duly elected, or if sooner, until the director’s death, resignation or removal. It is the Company’s policy that directors and nominees for director are expected to attend each annual meeting.

Vote Required

Directors are elected by a plurality of the votes of the holders of shares present at the meeting or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of “FOR” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by us.

The following table sets forth, for the Class I nominees and our other directors who will continue in office after the Annual Meeting, their ages and position/office held with us as of the date of this proxy statement:

Name	Age	Position/Office Held With ShotSpotter
Class I directors, whose terms will expire at the Annual Meeting
William J. Bratton(3)	73	Director
Deborah A. Elam	59	Nominee
Randall Hawks, Jr.(1)(3)	70	Director

Class II directors, whose terms will expire at the 2022 annual meeting of stockholders
Thomas T. Groos(2)	64	Director
Pascal Levensohn(3)	60	Director, Chair of the Board

Class III directors for election at the 2023 annual meeting of stockholders
Ralph A. Clark	62	President and Chief Executive Officer
Marc Morial(1)(2)	63	Director

(1)	Member of the Audit Committee of the Board (the “Audit Committee”)
(2)	Member of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”)
(3)	Member of the Compensation Committee of the Board (the “Compensation Committee”)

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. This includes information regarding each director’s experience, qualifications, attributes or skills that led our Board to recommend them for board service.

Nominees for Election until the 2024 Annual Meeting of Stockholders

William J. Bratton has served as a member of our Board since November 2017 and previously served as a member of our Board from April 2013 until December 2013. Since September 2016, Mr. Bratton has served as Senior Managing Director of Teneo Holdings, a global CEO advisory firm, and as Executive Chairman of its Teneo Risk division. From January 2014 until September 2016, Mr. Bratton served a second term as Commissioner of the New York City Police Department (“NYPD”), by appointment. From November 2012 to December 2013, Mr. Bratton served as Chief Executive Officer of the Bratton Group LLC, a New York City-based public safety and law enforcement consulting firm, which has consulted extensively in the United States and Latin America on policing, public safety and rule-of-law initiatives. From September 2010 to November 2012, Mr. Bratton served as Chairman of Kroll Advisory Solutions (“Kroll”), a global security solutions and specialized law enforcement company, the successor to Altegrity Risk International where he served as Chairman from November 2009 to November 2012. From October 2002 to October 2009. Mr. Bratton served as Chief of the Los Angeles Police Department (“LAPD”). From 1996 until his appointment as LAPD Chief, Mr. Bratton worked in the private sector, including as Senior Consultant to Kroll’s Public Services Safety Group and Crisis and Consulting Management Group. From 1994 to 1996, Mr. Bratton served his first term as Commissioner of the NYPD by appointment. Mr. Bratton has also served as head of a number of other police agencies including commissioner of the Boston Police Department, Chief of Police of the New York City Transit Police Department, Superintendent of the Massachusetts Metropolitan District Commission of Police and Chief of Police for the Massachusetts Bay Transportation Authority. Mr. Bratton is the Vice Chairman of the Homeland Security Advisory Council and serves as a director of Mission Ready Solutions, Inc., a provider of government contracting solutions. He holds a bachelor’s degree in law enforcement from Boston State College/University of Massachusetts, and is a graduate of the FBI National Executive Institute and the Senior Executive Fellows Program at Harvard’s John F. Kennedy School of Government. Our Board believes that Mr. Bratton’s significant experience in law enforcement both in the United States and abroad and his insight in criminal justice system operations qualify him to serve on our Board.

Deborah A. Elam is the President and CEO of Corporate Playbook Consulting, LLC, a company that provides leaders with strategic direction to elevate diversity, inclusion, philanthropy and culture in the workplace, which she founded in October 2016. From October 2013 to February 2017, Ms. Elam served as President of the GE Foundation and from September 2002 to February 2017, she served as Global Chief Diversity Officer at General Electric Company, where she worked for 30 years. Ms. Elam also created and hosts Dining with Deb, an innovative dining experience that brings together professional women across racial, religious and political lines to drive meaningful connections. Ms. Elam was appointed to and serves on the Federal Communications Commission’s Advisory Committee on Diversity and Digital Empowerment. Ms. Elam also serves as an independent director at Daniel J. Edelman Holdings and Lucid Holdings, LLC. Ms. Elam holds a B.A. in sociology from Louisiana State University and an M.P.A. from Southern University in Baton Rouge, Louisiana. Our Board believes that Ms. Elam’s experience in executive leadership and diversity matters qualify her to serve on our Board.

Randall Hawks, Jr. has served as a member of our Board since 2006. Mr. Hawks is a partner at Claremont Creek Ventures, a venture capital firm where he has been since June 2005. From 1984 to 2000, Mr. Hawks was the Executive Vice President and Chief Operating Officer and Director at Identix Incorporated, an identity protection company. Mr. Hawks also has held various senior management positions at Captiva Software Corp., Texas Instruments, ITT Information Systems and AT&T Paradyne. He has also served on the board of directors of EcoATM, SmartZip, Inapac, Invivodata, Flytecomm, View Central and Be Here. Mr. Hawks holds a B.S. in Electrical Engineering from the University of Arkansas. Our Board believes that Mr. Hawks’s experience investing in technology businesses and his service on numerous boards of directors qualify him to serve on our Board.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office until the 2022 Annual Meeting of Stockholders

Thomas T. Groos has served as a member of our Board since February 2014 and previously served as a member of our Board from 2007 until 2012. Mr. Groos has been a partner at City Light Capital, a venture capital firm, since 2006. Since 2009, Mr. Groos has served as the Vice Chairman of the Board of Minimax-Viking Group, a fire protection company, following its acquisition of the Viking Group, where Mr. Groos served as Chief Executive Officer from 1994 through 2007. Mr. Groos is also a member of the board of directors of Heartland Steel Products, LLC, an industrial automation integration company based in Georgetown, Kentucky. Mr. Groos is a co-founder of The ImPact Society, a non-profit dedicated to promotion of impact investing among private investors. He is a member of the Board of Trustees of Cornell University and a director of Endeavor Detroit. Mr. Groos holds a B.A. in Economics from Cornell University and an M.B.A. from Columbia Business School. Our Board believes that Mr. Groos’ experience in the technology industry and investment experience qualify him to serve on our Board.

Pascal Levensohn has served as a member of our Board since 2007 and currently serves as Chair of the Board. Since 2014, Mr. Levensohn is currently the Senior Managing Director of Dolby Family Ventures, a venture investing organization. Since 1996, Mr. Levensohn has also served as the founder and Manager of Levensohn Venture Partners LLC, a venture capital firm, and as the Chief Executive Officer of Levensohn Global LLC and its predecessor entities, a consulting firm specializing in startup technology companies. Since April 2017, Mr. Levensohn has served as a senior strategic advisor for Silicon Castles GmbH, and since 2019, Mr. Levensohn has served as President for Tandent Computer Vision LLC. From April 2007 until April 2011, Mr. Levensohn served on the board of directors of the National Venture Capital Association. He is a member of the Council on Foreign Relations. Mr. Levensohn holds an A.B. in Government from Harvard University. Our Board believes that Mr. Levensohn’s experience investing in technology businesses and his service on numerous boards of directors qualify him to serve on our Board.

Directors Continuing in Office until the 2023 Annual Meeting of Stockholders

Ralph A. Clark has served as our President and Chief Executive Officer and as a member of our Board since August 2010. From September 2005 until July 2010, Mr. Clark served as Chief Executive Officer of GuardianEdge Technologies, Inc., an endpoint data security firm. Prior to that, Mr. Clark served as Vice President, Finance of Adaptec, Inc. following Adaptec’s acquisition of Snap Appliances, Inc., where he had been Chief Financial Officer. Mr. Clark is a member of the Board of Directors of Trinet Group, Inc., a provider of comprehensive human resources for small and medium-size businesses. Mr. Clark also has held various positions at start-up companies, served in executive sales and marketing roles at IBM and worked as an investment banker at Goldman Sachs and Merrill Lynch. Mr. Clark holds a B.S. in economics from the University of the Pacific and an M.B.A. from Harvard Business School. Our Board believes that Mr. Clark’s significant business experience from both inside and outside our industry and his role as our Chief Executive Officer qualify him to serve on our Board.

Marc Morial has served as a member of our Board since September 2015. Since 2003, Mr. Morial also has served as the President and Chief Executive Officer of the National Urban League, a civil rights organization dedicated to economic empowerment in order to elevate the standard of living in historically underserved urban communities. From 1994 to 2002, Mr. Morial served as the Mayor of New Orleans, Louisiana. Prior to serving as Mayor of New Orleans, Mr. Morial held other various positions in public office and nonprofit management. Mr. Morial has a B.A. in economics from the University of Pennsylvania and a J.D. from Georgetown University. Our Board believes that Mr. Morial’s experience in serving underserved urban communities, local governments and community organizations qualifies him to serve on our Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”). Under Nasdaq listing requirements and rules, a majority of the members of a listed company’s board of directors must qualify as “independent”, as affirmatively determined by the company’s board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in Nasdaq listing standards.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that each of the following directors or nominees is independent within the meaning of the applicable Nasdaq listing standards: Mr. Bratton, Ms. Elam, Mr. Groos, Mr. Hawks, Ms. Saintil, Mr. Levensohn and Mr. Morial. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in “Certain Relationships and Related Party Transactions.”

Board Leadership

Our Chair of the Board is currently Pascal Levensohn, an independent director. Currently, our Board believes that it is in the best interests of the Company and our stockholders to have the roles of Chair of the Board and Chief Executive Officer held by different persons. Our Nominating and Corporate Governance Committee periodically considers the leadership structure of our Board, including the separation of the Chair and Chief Executive Officer roles, and makes such recommendations to our Board as our Nominating and Corporate Governance Committee deems appropriate. Our corporate governance guidelines provide that, when the positions of Chair and Chief Executive Officer are held by the same person, the independent directors may designate a “lead independent director.”

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Further, our Board has been closely monitoring the rapidly evolving COVID-19 pandemic, its potential effects on our business, and risk mitigation strategies. Our Audit Committee has the responsibility to consider and discuss our major financial and cybersecurity risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Meetings of the Board of Directors and its Committees

The Board met seven times during 2020. The Audit Committee met six times during 2020 (one of which meetings was jointly held with the Board). The Compensation Committee met three times during 2020. The

Nominating and Corporate Governance Committee met once during 2020. Each director attended 75% or more of the aggregate number of meetings of the Board, and each of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

As required under the Nasdaq listing standards, the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present.

Communications with our Board of Directors

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders or interested parties who wish to communicate with our Board or with an individual director may do so by mail to our Board or the individual director at 7979 Gateway Blvd., Suite 210, Newark, CA 94560, Attn: Corporate Secretary. The communication may indicate that it contains a stockholder or interested party communication. In accordance with our stockholder communications policy, all such communication will be reviewed by the Company’s Corporate Secretary, and, if appropriate, will be forwarded to the Board or such director.

Board Composition and Refreshment

All Board members are highly engaged and actively involved in overseeing our strategy. We are thoughtful in our approach to Board refreshment and we engage in Board succession planning. As a result of our approach, our director nominees represent diverse perspectives and experiences and bring core strategic, operating, financial and governance skills and experience to our Board.

As stated in our Corporate Governance Guidelines, the Board values diversity and recognizes the importance of having unique and complementary backgrounds and perspectives in the board room. The Board endeavors to bring together diverse skills, professional experience, perspectives, age, race, ethnicity, gender, and cultural backgrounds that reflect our customer base and the citizens served by our customers, and to guide us in a way that reflects the best interests of all of our stockholders.

Diverse Background and Tenure

Below is a breakdown of the composition of our board of directors by gender, racial diversity, independence (as determined in accordance with Nasdaq listing standards) and tenure of service.

Director Skills and Experience

Below are statistics as to our Board’s skills and experiences across selected categories we believe are valuable to the oversight of our business. The darker shaded portion of each bar represents the number of directors that hold such skills or experience.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership information for the year ended December 31, 2020 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
William J. Bratton			X
Thomas T. Groos					X
Randall Hawks, Jr.	X	*	X
Pascal Levensohn			X	*
Marc Morial	X				X	*
Merline Saintil	X				X
Total meetings in fiscal 2020	6		3		1

*	Committee Chair

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financing reporting processes and audits of its financial statements. Our Audit Committee consists of three directors, Mr. Hawks, Mr. Morial and Ms. Saintil, with Mr. Hawks serving as the chair. The Board has appointed Mr. Groos to serve on the Audit Committee following the departure of Ms. Saintil at the end of her term.

The principal duties and responsibilities of our Audit Committee include, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•

approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Board adopted a written charter that satisfies applicable Nasdaq listing standards and is available to stockholders on the Company’s website at ir.shotspotter.com.

Audit Committee members must satisfy the independence requirements set forth in Nasdaq Rule 5605(c)(2) and Rule 10A-3 under the Exchange Act (“Rule 10A-3”). To be considered to be independent for purposes of Rule 10A-3, a member of an Audit Committee of a listed company may not, other than in his capacity as a member of our Audit Committee, our Board, or any other committee of our Board: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board also determined that Mr. Groos, Mr. Hawks, Mr. Morial and Ms. Saintil each satisfy the independence standards for the Audit Committee established by Nasdaq listing standards and Rule 10A-3 and that Mr. Hawks, the Audit Committee chair is an “audit committee financial expert” as defined by Item 407(d) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

Compensation Committee

Our Compensation Committee consists of three directors, Messrs. Bratton, Hawks and Levensohn, with Mr. Levensohn serving as the chair. The Board has appointed Ms. Elam to the Compensation Committee subject to and effective upon her election to the Board of Directors, with Mr. Hawks departing the Compensation Committee. The principal duties and responsibilities of our Compensation Committee include, among other things:

•	reviewing and approving, or recommending that our Board approve, the compensation of our executive officers;

•	reviewing and recommending to our Board the compensation of our directors;

•	reviewing and approving, or recommending that our Board approve, the terms of compensatory arrangements with our executive officers;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or recommending that our Board approve, incentive compensation and equity plans; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

The Board adopted a written Compensation Committee charter that satisfies applicable Nasdaq listing standards and is available to stockholders on the Company’s website at ir.shotspotter.com.

The Board has determined that Ms. Elam and Messrs. Bratton, Hawks and Levensohn each satisfy the independence requirements for the Compensation Committee set forth in Nasdaq Rule 5605(d)(2) and Rule

10C-1 promulgated under the Exchange Act, are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act, or the Exchange Act, and are “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).

Compensation Committee Processes and Procedures

The Compensation Committee retained independent compensation consultants at Aon Rewards (“Aon”) to conduct market research and analysis to assist the Compensation Committee in developing appropriate compensation and incentives for our executive officers and non-employee directors for 2020, to advise the Compensation Committee and to provide ongoing recommendations regarding material executive officer and non-employee director compensation decisions, and to review compensation proposals from management. Aon reports directly to the Compensation Committee and does not provide any non-compensation-related services to the Company. Prior to engaging Aon, our Compensation Committee considered the independence factors set forth in Nasdaq listing standards.

Our executive officers submit proposals to our Board and Compensation Committee regarding our executive and non-employee director compensation. Our Chief Executive Officer provides feedback and recommendations to our Compensation Committee with respect to executive compensation, other than his own compensation, including with regard to senior executive performance, responsibility and experience levels. The Compensation Committee often takes into consideration both our Chief Executive Officer’s input and the input of other senior executives in setting compensation levels.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently or has been at any time one of our executive officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of three directors, Messrs. Groos and Morial and Ms. Saintil, with Mr. Morial serving as the chair. The Board has appointed Ms. Elam to the Nominating and Corporate Governance Committee, subject to and effective upon her election to the Board of Directors. The Nominating and Corporate Governance Committee’s responsibilities include, among other things:

•	identifying, evaluating and selecting, or recommending that our Board approve, nominees for election to our Board and its committees;

•	evaluating the performance of our Board and of individual directors;

•	considering and making recommendations to our Board regarding the composition of our Board and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting;

•	developing and making recommendations to our Board regarding corporate governance guidelines and matters; and

•	overseeing an annual evaluation of the Board’s performance.

The Board adopted a written Nominating and Corporate Governance Committee charter that satisfies applicable Nasdaq listing standards and is available to stockholders on the Company’s website at ir.shotspotter.com.

The Board has determined that each of Messrs. Groos and Morial and Ms. Saintil is independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards).

Nominations to the Board of Directors

With the goal of developing a diverse, experienced and highly qualified Board, the Nominating and Corporate Governance Committee is responsible for developing and recommending to our Board the desired qualifications, expertise and characteristics of members of our Board, including qualifications that the committee believes must be met by a committee-recommended nominee for membership on our Board and specific qualities or skills that the committee believes are necessary for one or more of the members of our Board to possess.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee will periodically review and assess these qualifications from time to time through the development and evaluation of the Company’s corporate governance guidelines. Any changes to the Company’s corporate governance guidelines proposed by the Nominating and Corporate Governance Committee are submitted to the Board for approval. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee will consider diversity (including diversity of gender, race, ethnicity, age, sexual orientation and gender identity), skills, and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Corporate Secretary, ShotSpotter, Inc., 7979 Gateway Blvd, Suite 210, Newark, California 94560 at least 120 days prior to the anniversary date of the preceding year’s annual meeting. Submissions must include (1) the name, age, business address and residence address of such nominee; (2) the principal occupation or employment of such nominee; (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected).

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our website at ir.shotspotter.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements. The inclusion of our website address in this document does not include or incorporate by reference into this document the information on or accessible through our website.

Prohibition on Hedging, Short Sales and Pledging

We have adopted an insider trading policy applicable to all of our employees and members of our Board. This policy prohibits hedging and monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, this policy prohibits trading in derivative securities related to our common stock, which include publicly traded call and put options, engaging in short selling of our common stock, purchasing our common stock on margin and holding it in a margin account and pledging our shares as collateral for a loan.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Baker Tilly US, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and has further directed that the Board submit this appointment for ratification by the stockholders at the Annual Meeting.

Baker Tilly US, LLP audited our financial statements for the years ended December 31, 2015 through 2020. Representatives of Baker Tilly US, LLP are expected to participate during the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board is submitting this selection as a matter of good corporate governance and because we value our stockholders’ views on our independent registered public accounting firm. Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. If the stockholders fail to ratify this selection, our Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of ShotSpotter and its stockholders.

Vote Required

An affirmative vote from holders of a majority in voting power of the shares present at the meeting or represented by proxy and entitled to vote on the proposal will be required to ratify the selection of Baker Tilly US, LLP.

Principal Accountant Fees and Services

The following table provides the aggregate fees for services provided by Baker Tilly US, LLP for the fiscal years ended December 31, 2020 and 2019.

	Fiscal Year Ended December 31,
	2020	2019
Audit Fees(1)	$341,316	$334,757
Audit-related Fees(2)	8,000	—
Tax Fees	—	—
All Other Fees(3)	120,000	—

Total Fees	$349,316	$334,757

(1)

Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, review of the interim consolidated financial statements included in our quarterly reports and services normally provided in connection with regulatory filings.

(2)

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Consists of fees billed for professional services rendered in connection with the audit of LEEDS financial statements.

Pre-Approval Procedures

Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board, regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee pre-approves all audit and non-audit services rendered by our independent registered public accounting firm, Baker Tilly US, LLP. Such pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.

All of the services provided Baker Tilly US, LLP for our fiscal years ended December 31, 2020 and 2019 described above were pre-approved by the Audit Committee. Our Audit Committee has determined that the rendering of services other than audit services by Baker Tilly US, LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with the management of ShotSpotter, Inc. The Audit Committee has also reviewed and discussed such financial statements with Baker Tilly US, LLP, the Company’s independent registered public accounting firm, with and without management present. The Audit Committee has discussed with its independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees”, issued by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has also received the written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

The Audit Committee

Randall Hawks, Jr. (Chair)

Marc Morial

Merline Saintil

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of ShotSpotter, Inc under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of April 20, 2021, for:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers (as such term is defined in “Executive and Director Compensation—Summary Compensation Table” below);

•	each of our directors; and

•	all of our executive officers and directors as a group.

The percentage ownership information shown in the table is based upon 11,675,721 shares of common stock outstanding as of April 20, 2021.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock that may be issuable upon settlement of outstanding restricted stock units (“RSUs”) on or before June 19, 2021 or that may be issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before June 19, 2021, which is 60 days after April 20, 2021. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for persons listed in the table is c/o ShotSpotter, Inc., 7979 Gateway Blvd., Suite 210, Newark, California 94560.

	Beneficial Ownership
Name of Beneficial Owner	Shares	Percentage of Total
5% or greater stockholders:
Entities affiliated with Lauder Partners LLC(1)	2,255,406	19.3%
Gilder, Gagnon, Howe & Co. LLC(2)	1,916,877	16.4%
Federated Hermes, Inc.(3)	1,074,672	9.2%
Nine Ten Capital Management LLC(4)	769,630	6.6%
Granahan Investment Management LLC(5)	616,410	5.3%
Named executive officers and directors
William J. Bratton(6)	14,399	*
Thomas T. Groos(7)	358,027	3.1%
Randall Hawks, Jr.(8)	17,520	*
Pascal Levensohn(9)	23,367	*
Marc Morial(10)	26,776	*
Merline Saintil(11)	3,861	*
Nasim Golzadeh(12)	40,647	*
Ralph A. Clark(13)	501,765	4.3%
Alan R. Stewart(14)	73,482	*
All current executive officers and directors as a group (13 persons)(15)	1,238,681	10.6%

*	Represents beneficial ownership of less than 1% of the total outstanding common.

(1)

Based on a Form 4 filed with the SEC on March 3, 2021, reporting beneficial ownership as of March 1, 2021. Consists of: (i) 1,019,529 shares of common stock held by The Gary M. Lauder Revocable Trust; (ii) 1,136,725 shares of common stock held by Lauder Partners LLC; (iii) 91,000 shares of common stock held by Gary M. Lauder 2015 Trust; and (iv) 8,152 shares of common stock held directly by Mr. Lauder. Mr. Lauder is a Trustee of The Gary M. Lauder Revocable Trust and Gary M. Lauder 2015 Trust, and the General Partner of Lauder Partners LLC. The address for The Gary M. Lauder Revocable Trust and Lauder Partners LLC is 40th Floor, 767 Fifth Ave., New York, NY 10153.

(2)

Based on a Schedule 13G/A filed with the SEC on February 16, 2021, reporting beneficial ownership as of December 31, 2020. Consists of 1,916,877 shares held in customer accounts over which partners and/or employees of the Gilder, Gagnon, Howe and Co. LLC have discretionary authority to dispose of or direct the disposition of the shares. The address for Gilder, Gagnon, Howe and Co. LLC is 475 10th Avenue, New York, NY 10018.

(3)

Based on a Schedule 13G filed with the SEC on February 12, 2021, reporting beneficial ownership as of December 31, 2020. Federated Hermes, Inc. (the “Federated Parent”) is the parent holding company of Federated Equity Management Company of Pennsylvania, Federated Investment Counseling and Federated MDTA LLC (the “Federated Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that collectively own 1,074,672 shares of common stock. The Federated Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of the Federated Parent. All of the Federated Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees. The address of Federated Hermes, Inc. is 1001 Liberty Avenue, Pittsburgh, PA 15222-3779.

(4)

Based on a Schedule 13G/A filed with the SEC on February 12, 2021, reporting beneficial ownership as of December 31, 2020. Consists of 769,630 shares held in customer accounts over which partners and/or employees of the Nine Ten Capital Management LLC have discretionary authority to dispose of or direct the disposition of the shares. The address for Nine Ten Capital Management LLC is 1603 Orrington Avenue, Suite 1650, Evanston, IL 60201.

(5)

Based on a Schedule 13G/A filed with the SEC on January 21, 2021, reporting beneficial ownership as of December 31, 2020. Consists of 616,410 shares held in customer accounts over which partners and/or employees of the Granahan Investment Management LLC have discretionary authority to dispose of or direct the disposition of the shares. The address for Granahan Investment Management LLC is 404 Wyman Street, Suite 460, Waltham, MA 02451.

(6)	Consists of: (i) 10,538 shares of common stock held directly by Mr. Bratton; and (ii) 3,861 shares of common stock issuable pursuant to RSUs vesting within 60 days of April 20, 2021.
(7)

Consists of (i): 294,135 shares of common stock held by RT Groos, LLC (ii) 40,496 shares of common stock held by the Thomas T. Groos Revocable Trust (iii) 19,535 shares of common stock held directly by Mr. Groos; and (iv) 3,861 shares of common stock expected to be issued to Mr. Groos upon settlement of RSUs within 60 days of April 20, 2021. Thomas T. Groos holds voting and dispositive power for the shares held by RT Groos LLC, and the Thomas T. Groos Revocable Trust and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The address for RT Groos LLC, and the Thomas T. Groos Revocable Trust is 37 Ottawa Ave, NW, suite 200, Grand Rapids, MI 49503.

(8)	Consists of (i): 13,659 shares of common stock held directly by Mr. Hawks, Jr.; and (ii) 3,861 shares of common stock issuable pursuant to RSUs expected to settle within 60 days of April 20, 2021.
(9)

Consists of: (i) 3,214 shares of common stock held by Pascal Levensohn Revocable Trust; (ii) 14,747 shares of common stock held directly by Mr. Levensohn; and (iii) 5,406 shares of common stock expected to issue upon settlement of RSUs within 60 days of April 20, 2021. Pascal Levensohn holds voting and dispositive power for the shares held by Pascal Levensohn Revocable Trust, and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The address for Pascal Levensohn Revocable Trust is 513 Hickory Street, San Francisco, CA 94102.

(10)

Consists of: (i) 11,150 shares of common stock held directly by Mr. Morial; (ii) 11,765 shares of common stock issuable under outstanding stock options exercisable within 60 days of April 20, 2021; and (iii) 3,861 shares of common stock issuable pursuant to RSUs expected to settle within 60 days of April 20, 2021.

(11)	Consists of: (i) 3,861 shares of common stock issuable pursuant to RSUs expected to settle within 60 days of April 20, 2021.
(12)

Consists of: (i) 4,435 shares of common stock held directly by Ms. Golzadeh; (ii) 35,062 shares of common stock issuable under outstanding stock options exercisable within 60 days of April 20, 2021; and (ii) 1,150 shares of common stock issuable pursuant to RSUs expected to settle within 60 days of April 20, 2021.

(13)

Consists of: (i) 469,086 shares of common stock held directly by Mr. Clark; (ii) 29,845 shares of common stock issuable under outstanding stock options exercisable within 60 days of April 20, 2021; and (iii) 2,834 shares of common stock expected to settle pursuant to RSUs within 60 days of April 20, 2021.

(14)

Consists of: (i) 62,348 shares of common stock held directly by Mr. Stewart; (ii) 9,533 shares of common stock issuable under outstanding stock options exercisable within 60 days of April 20, 2021; and (iii) 1,601 shares of common stock expected to settle pursuant to RSUs within 60 days of April 20, 2021.

(15)

Consists of: (i) 1,022,480 shares of common stock, including 36,564 shares of common stock expected to issue upon settlement of RSUs within 60 days of April 20, 2021 and (ii) 179,637 shares of common stock issuable under outstanding stock options exercisable within 60 days of April 20, 2021 held by our current executive officers and directors.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2020, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except that one report was filed late for each of Mr. Bratton, Mr. Groos, Mr. Hawks, Mr. Levensohn, Mr. Morial and Ms. Saintil, with each such late-filed report covering one transaction.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers. Our executive officers and their respective ages and positions as of April 20, 2021, are as follows:

Name	Age	Positions
Ralph A. Clark	62	President, Chief Executive Officer and Director
Alan R. Stewart	57	Chief Financial Officer
Paul S. Ames	62	Senior Vice President, Products and Technology
Gary T. Bunyard	61	Senior Vice President, Sales and Security
Joseph O. Hawkins	62	Senior Vice President, Operations
R. Samuel Klepper	55	Senior Vice President, Marketing and Product Strategy
Nasim Golzadeh	46	Senior Vice President, Customer Support and Professional Services

Executive Officers

Ralph A. Clark. Biographical information for Mr. Clark is included above with the director biographies under the caption “Directors Continuing in Office until the 2023 Annual Meeting of Stockholders”.

Alan R. Stewart has served as our Chief Financial Officer since February 2017. From May 2015 to February 2017, Mr. Stewart was a Managing Director of RA Capital Advisors, LLC, a private investment bank specializing in mergers and acquisitions, private financings and restructurings. From 2004 to 2014, he served as Chief Financial Officer and then Chief Development Officer of Epsilon Systems Solutions, Inc. Since 2008, Mr. Stewart has served as President and CEO of FIT Advisors, LLC, a boutique consulting firm that has offered temporary CFO services and served clients from start-up ventures to large private companies. Currently, Mr. Stewart only provides board services through FIT Advisors, LLC. Prior to his business career, Mr. Stewart served over ten years as a submarine nuclear engineer in the United States Navy. He received his B.S. in Oceanography, with distinction, from the U.S. Naval Academy and his M.B.A. from Harvard Business School.

Paul S. Ames has served as our Senior Vice President, Products and Technology since November 2014. In December 2012, Mr. Ames founded Deckchair Software LLC, a mobile application development company, where he remains named as Chief Executive Officer, however, he is not currently active in that role. From September 2006 until May 2011, Mr. Ames worked with Premier Retail Networks, a digital media company, first as Vice President, Quality Assurance and then as Vice President of Product Development. Prior to that, Mr. Ames served in a variety of engineering and technology roles for companies in a broad range of industries including communications, finance, professional information and media. Mr. Ames holds a Diploma in Electronic Sound from University College, Cardiff (now Cardiff University) and a Higher National Diploma in Computer Science from the Polytechnic of Wales (now the University of Glamorgan).

Gary T. Bunyard has served as our Senior Vice President, Sales and Security since January 2017. From January 2012 to May 2015, Mr. Bunyard served as Vice President of Sales for TriTech Software Systems. Prior to that, Mr. Bunyard held positions as Vice President of Sales and Marketing for Tiburon Corporation and for VisionAIR, Inc., both public safety software companies. Mr. Bunyard also held the position as President and Chief Operating Officer and subsequently President and Chief Executive Officer for Tiburon Corporation after holding several sales executive and sales management positions at IBM. Mr. Bunyard holds a B.B.A. in International Business and a B.A. in Psychology from the University of Texas at Austin.

Joseph O. Hawkins has served as our Senior Vice President, Operations since July 2012. From December 2010 to December 2011, Mr. Hawkins served as Vice President of Operations for Netpulse, Inc., a provider of digital entertainment services to the fitness industry. From September 2002 to March 2009, he served as Senior Vice President of Operations and Media Solutions for Premier Retail Networks, a digital media company and from June 1999 to August 2002 as Director of QA and Engineering Services for Jeeves Solutions, Inc., the

enterprise software division of Ask.com, an internet search company. Mr. Hawkins also has held various positions in information systems technology management at Inquisit, Inc., Knight-Ridder Information, Inc. and Pacific Bell Telephone Company. Mr. Hawkins holds a B.A. in English from the University of California at Berkeley.

R. Sam Klepper has served as our Senior Vice President, Marketing and Product Strategy since March 2018. From May 2016 to March 2018, Mr. Klepper served as Vice President Sales, Marketing and Customer Success at EnerAllies Inc., a SaaS-centric IoT energy management platform. From May 2014 to April 2016, Mr. Klepper was President of Klepper Strategy Consulting where he advised energy and IoT companies. From May 2013 to April 2014 Mr. Klepper served as President and Chief Executive Officer of Lavante Inc., a leader in SaaS supplier management solutions. Prior to that, Mr. Klepper served as Chief Marketing Officer of Redwood Systems Inc., a lighting controls and IoT provider (acquired by CommScope). Mr. Klepper served as General Manager, Chief Marketing Officer and interim Chief Executive Officer for eMeter Inc., a leading provider of smart grid solution to utilities (acquired by Siemens, Inc.). Earlier in his career, Mr. Klepper held various marketing and general management positions with Microsoft for 11 years and Intuit for 5 years. Mr. Klepper holds a B.A in History and Science magna cum laude from Harvard University and an M.B.A. from Harvard Business School.

Nasim Golzadeh has served as our Senior Vice President, Customer Support and Professional Services since March 2019. From July 2005 until January 2019, Ms. Golzadeh held positions of increasing responsibility at CentralSquare Technologies (formerly TriTech Software Systems), a public safety software company. At CentralSquare Technologies, Ms. Golzadeh led consistent professional services revenue growth, drove operational excellence, continuous process improvement and high customer satisfaction. From August 2014 to January 2019, Ms. Golzadeh served as Vice President of Operations and Professional Services, from April 2013 to August 2014 as the Senior Director of Operations, and prior to that the Director of Program Management Office. Earlier in her career Ms. Golzadeh held several management and engineering positions at various educational, banking, and manufacturing organizations. Ms. Golzadeh holds a B.S. in Electrical Engineering from University of Tehran, Iran and M.B.A. and an M.S. in Software Engineering from National University.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to or earned by the executive officers listed below during the year ended December 31, 2020. As an emerging growth company and a smaller reporting company, we comply with the reduced executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for only our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. Throughout this document, these three officers are referred to as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Ralph A. Clark	2020	450,000	340,000	624,980	634,622	—	300	2,049,902
President and Chief Executive Officer	2019	300,000	210,000	599,954	—	—	—	1,109,954
Alan R. Stewart	2020	300,481	160,000	268,744	272,874	—	200	1,002,299
Chief Financial Officer	2019	250,000	115,000	449,955	—	—	—	814,955
Nasim Golzadeh	2020	260,000	80,000	174,984	426,714	—	300	941,998
Senior Vice President, Customer Support and Professional Services	2019	215,682	60,000	279,993	1,389,852	—	—	1,945,527

(1)

The amounts reported in the “Bonus” column represent discretionary bonuses for performance in 2019 and 2020 paid in 2020 and 2021, respectively. The amount reported in the “Bonus” column for Ms. Golzadeh also includes a signing bonus both earned and paid in 2019.

(2)

Amounts reported in this column do not reflect the amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of restricted stock units with either time-based or performance-based vesting conditions. The restricted stock units granted to Mr. Clark and Mr. Stewart with performance-based vesting conditions, which related to our financial performance in 2019, were not satisfied and, as a result, are no longer outstanding.

(3)

Amounts reported in this column do not reflect the amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted to the named executive officers during the fiscal years ended December 31, 2020 and 2019, respectively, as computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification 718 (“ASC 718”). Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our named executive officers will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

Outstanding Equity Awards as of December 31, 2020

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2020.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
Ralph A. Clark	7/19/2016	2,453	—		1.70	7/19/2026			—
	3/27/2017	31,874	2,126	(1)(4)	3.06	3/27/2027			—
	2/5/2018						10,563	(5)	398,225	(8)
	3/7/2019						5,006	(6)	188,726	(8)
	3/6/2020	5,972	25,883	(1)(4)	34.07	3/5/2030			—
	3/6/2020						14,905	(7)	561,919	(8)
Alan R. Stewart	3/13/2017	3,075	1,230	(2)(4)	3.06	3/13/2027			—
	3/27/2017	375	188	(1)(4)	3.06	3/27/2027			—
	2/5/2018						7,922	(5)	298,659	(8)
	3/7/2019						3,755	(6)	141,564	(8)
	3/6/2020	2,568	11,129	(1)(4)	34.07	3/5/2030			—
	3/6/2020						6,409	(7)	241,619	(8)
Nasim Golzadeh	3/7/2019	21,874	28,126	(3)(4)	44.95	3/6/2029			—
	3/7/2019						3,505	(6)	132,139	(8)
	3/6/2020	4,015	17,404	(1)(4)	34.07	3/5/2030			—
	3/6/2020						4,173	(7)	157,322	(8)

(1)	1/48th of the shares subject to the stock option vest each month following the grant date.
(2)

The shares subject to the stock option vest over a four-year period as follows: 25% of the shares underlying the options vested on February 3, 2018 and thereafter 1/48th of the shares vest each month, subject to continued service with us through each vesting date.

(3)

The shares subject to the stock option vest over a four-year period as follows: 25% of the shares underlying the options vested March 7, 2020 and thereafter 1/48th of the shares vest each month, subject to continued service with us through each vesting date.

(4)

Stock option is subject to accelerated vesting upon a qualifying termination of the executive’s employment with us, as described below under “Potential Payments and Benefits upon Termination or Change in Control.”

(5)

Represents Restricted Stock Units (“RSUs”). The RSUs vest as follows: 35% of the RSUs vested on the first anniversary of February 5, 2018 (the “Vesting Start Date”); 21.667% of the RSUs shall vest on the second anniversary of the Vesting Start Date; 21.667% of the RSUs shall vest on the third anniversary of the Vesting Start Date and 21.667% of the RSUs shall vest on the fourth anniversary of the Vesting Start Date; subject to continued employment on each such anniversary.

(6)	Represents RSUs. The RSUs vest as follows: 6.25% of the RSUs shall vest quarterly, starting June 10, 2019, subject to continued employment on each such vesting date.
(7)	Represents RSUs. The RSUs vest as follows: 6.25% of the RSUs shall vest quarterly, starting June 6, 2020, subject to continued employment on each such vesting date
(8)	Based on the $37.70 closing price of our common stock on Nasdaq on December 31, 2020.

Named Executive Officer Offer Letters and Arrangements

The initial terms and conditions of employment for each of our named executive officers are set forth in written offer letters. In March 2017, we entered into revised employment offer letters with each of Mr. Clark and Mr. Stewart, and we entered into an offer letter with Ms. Golzadeh in February 2019. Our offer letters with each of our named executive officers set forth the terms and conditions of such named executive officer’s employment with us, the terms of which are described below. Each of our named executive officers has also executed our standard form of confidential information and invention assignment agreement. Any potential payments and benefits due to our named executive officers upon a termination of employment or a change in control of us are further described below under the heading “Potential Payments and Benefits Upon Termination or Change in Control.”

Ralph A. Clark

We entered into an initial offer letter with Ralph A. Clark, our President and Chief Executive Officer in July 2010, which set forth the initial terms and conditions of his employment with us. In March 2017, we entered into an amended and restated offer letter with Mr. Clark, which replaced and superseded Mr. Clark’s prior offer letter. Pursuant to the amended and restated offer letter, Mr. Clark’s base salary was initially $300,000 per year and is subject to adjustment by the Board or Compensation Committee. Based on input from the Compensation Committee’s consultant, Aon, and review of salaries paid by companies in the Company’s peer group, the Compensation Committee approved an increase of Mr. Clark’s salary to $450,000 in 2020. Under the amended and restated offer letter, Mr. Clark was also eligible to receive an annual bonus determined in the discretion of the Board or Compensation Committee, with the target bonus set at 100% of his base salary, also subject to adjustment by the Board or Compensation Committee. For 2020 and 2021, the Compensation Committee set Mr. Clark’s target bonus amount at 90% of his base salary. Mr. Clark’s employment is at will and may be terminated at any time, with or without cause.

Alan R. Stewart

We entered into an initial offer letter with Alan R. Stewart, our Chief Financial Officer, in January 2017, which set forth the initial terms and conditions of his employment with us. In March 2017, we entered into an amended and restated offer letter with Mr. Stewart, which replaced and superseded Mr. Stewart’s prior offer letter. Pursuant to the amended and restated offer letter, Mr. Stewart’s base salary was initially $250,000 per year and is subject to adjustment by the Board or Compensation Committee. Based on input from the Compensation Committee’s consultant, Aon, and review of salaries paid by companies in the Company’s peer group, the Compensation Committee approved an increase of Mr. Stewart’s salary to $350,000 in 2020. Under the amended and restated offer letter, Mr. Stewart was also eligible to receive an annual target bonus of up to $150,000, also subject to adjustment by the Board or Compensation Committee. For 2020 and 2021, the Compensation Committee set Mr. Stewart’s target bonus amount at 55% of his base salary. Mr. Stewart’s employment is at will and may be terminated at any time, with or without cause.

Nasim Golzadeh

We entered into an offer letter with Nasim Golzadeh, our Senior Vice President, Customer Support and Professional Services, in February 2019, which set forth the initial terms and conditions of her employment with us. Pursuant to the offer letter, Ms. Golzadeh’s base salary was $260,000 per year and is subject to adjustment by the Board or Compensation Committee. Based on input from the Compensation Committee’s consultant, Aon, and review of salaries paid by companies in the Company’s peer group, the Compensation Committee did not change Ms. Golzadeh’s salary for 2020 and approved an increase to $265,000 for 2021. Also pursuant to the offer letter, Ms. Golzadeh was eligible to receive an annual target bonus of up to $50,000, subject to adjustment by the Board or Compensation Committee. For 2020, the Compensation Committee set Ms. Golzadeh’s target bonus amount at 35% of her base salary, with an increase to 40% for 2021. Ms. Golzadeh is also eligible to receive annual commissions pursuant to an annual commission plan approved by the Company’s Chief Executive Officer with a target for 2020 of $25,000. Ms. Golzadeh’s employment is at will and may be terminated at any time, with or without cause.

Potential Payments and Benefits upon Termination or Change in Control

The offer letter agreements with each of Mr. Clark, Mr. Stewart and Ms. Golzadeh provide that if we terminate such named executive officer for any reason other than for cause, death or disability, such named executive officer would be entitled to receive the following severance benefits:

•	payment of such officer’s then-current base salary for a period of six months following the termination date; and

•	acceleration of six months of vesting of then-unvested options held by such executive officer.

In addition, if we terminate such named executive officer other than for cause, death or disability, or such named executive officer resigns his position with us for good reason, immediately prior to or within 12 months of a change in control, then the named executive officer shall also be entitled to receive 100% acceleration of vesting of then-unvested options held by such named executive officer upon such qualifying termination.

Payment of any severance benefits is conditioned on the named executive officer’s timely execution of a general release of claims in our favor.

Non-Employee Director Compensation

The following table sets forth information regarding cash and non-cash compensation earned by or paid to our non-employee directors during the fiscal year ended December 31, 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
William J. Bratton	36,130	99,981	136,111
Randall Hawks, Jr.	51,130	99,981	151,111
Thomas T. Groos	35,014	99,981	134,995
Pascal Levensohn	83,918	139,988	223,906
Merline Saintil	37,416	99,981	137,397
Marc Morial	55,995	99,981	155,976

(1)

The amounts reported do not reflect the amounts actually received by our non-employee directors. Instead, these amounts reported reflect the aggregate grant date fair value of all options granted to our non-employee directors during fiscal year ended December 31, 2020, as computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)

As of December 31, 2020, the aggregate number of shares underlying RSU awards outstanding held by our non-employee directors listed above were as follows: Mr. Bratton, 3,861 shares; Mr. Hawks, 3,861 shares; Mr. Groos, 3,861 shares; Mr. Levensohn, 5,406 shares, Ms. Saintil, 3,861 shares and Mr. Morial, 3,861 shares. As of December 31, 2020, the aggregate number of shares underlying outstanding options held by our non-employee directors were as follows: Mr. Morial, 11,765 shares.

Non-Employee Director Compensation Policy

In August 2017, our Board adopted a policy for the compensation of our non-employee directors (the “Non-Employee Director Compensation Policy”). In March 2020, based on input from the Compensation Committee’s consultant, Aon, a review of the compensation paid by companies in the Company’s peer group to its non-employee directors, and the recommendation of the Compensation Committee, the Board amended the Non-Employee Director Compensation Policy to increase the annual Board member retainer from $31,250 to $35,000, the annual retainer for our Board Chair from $41,250 to $55,000, and to add non-Chair annual retainers for members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to $7,000, $5,000 and $3,000, respectively, with such changes in cash compensation being effective immediately following the Annual Meeting. Accordingly, in 2020, each non-employee director was entitled to receive a board service retainer at an annualized rate of $31,250 for the period from January 1, 2020 through the date of the 2020 annual meeting and an annualized rate of $35,000 for the remainder of 2020. The chair of our Board was entitled to receive retainer payments at an annualized rate of $41,250 for 2020 for the period from January 1 through the date of the annual meeting and was entitled to receive retainer payments at an annualized rate of $55,000 for the remainder of 2020. The chairs of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee were entitled to receive annual chair service retainers of $15,000, $10,000 and $7,500, respectively, for 2020. We also reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meeting of our Board or any committee thereof.

In addition to cash compensation, under the Non-Employee Director Compensation Policy in 2020, each non-employee director was eligible to receive RSU awards pursuant our 2017 Equity Incentive Plan (the “2017 Plan”). Each non-employee director appointed was eligible to receive a RSU (an “Initial Award”) with an aggregate grant date fair value of $100,000, prorated for his or her days of service in the year of appointment until the next annual meeting of stockholders. On the date of each annual meeting of stockholders, each non-employee director in office immediately following such annual meeting was eligible to receive an RSU (an “Annual Award”) with an aggregate grant date fair value totaling $100,000, except that the chair of the Board was entitled to receive an Annual Award with additional fair market value of $50,000. However, if the chair of the Board was also the chair of any committee, the dollar value of the Initial Award or Annual Award shall be reduced by any cash compensation received as a result of such director’s chair role. Every non-employee member of the Board received an Annual Award immediately following our 2020 annual meeting of stockholders with a grant date fair value of $100,000, except for Mr. Levensohn (who serves as the Chair of our Board and the Chair of our Compensation Committee), whose Annual Award had a grant date fair value of $140,000.

Each Initial Award vests on the earlier of (i) the first anniversary of the date of grant and (ii) the date of the Company’s first annual meeting of stockholders following such grant date. Each Annual Award vests on the earlier of (i) the first anniversary of the date of grant and (ii) the date of the next annual meeting of stockholders following the grant date provided that such director is providing service to the Company as a member of the Board as of such date. In addition, the vesting of all RSUs granted under the Non-Employee Director Compensation Policy will accelerate in full upon a Change in Control (as defined in the 2017 Plan) or immediately prior to the effectiveness of a non-employee director’s resignation or removal (and contingent upon the effectiveness of a Change in Control) in the event that the non-employee director is required to resign his or her position as a non-employee director as a condition of the Change in Control or the non-employee director is removed from his or her position as a non-employee director in connection with the Change in Control. All awards made pursuant to the Non-Employee Director Compensation Policy are subject to the limitations on compensation payable to non-employee directors set forth in the 2017 Plan.

Equity Incentive Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2020.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)(#)	Weighted-average exercise price of outstanding options, warrants and rights (b)($)(1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(#)
Equity compensation plans approved by security holders(2)	813,242	24.58	2,243,900	(3)(4)
Equity compensation plans not approved by security holders	—	—	—
Total	813,242	24.58	2,243,900

(1)	Excludes RSUs, which have no exercise price.
(2)

These plans consist of our 2005 Equity Incentive Plan, 2017 Equity Incentive Plan and 2017 Employee Stock Purchase Plan. No further grants were made under the 2005 Equity Incentive Plan after the effectiveness of our 2017 Equity Incentive Plan in 2017 in connection with our initial public offering. Does not include purchase rights accruing under the 2017 Employee Stock Purchase Plan because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the applicable purchase period.

(3)

The number of shares of common stock reserved for issuance under the 2017 Equity Incentive Plan will automatically increase on January 1 of each year, beginning on January 1, 2018 and continuing through and including January 1, 2027, by 5% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board. Pursuant to the terms of the 2017 Equity Incentive Plan, an additional 565,707 shares were added to the number of available shares effective January 1, 2020.

(4)

The number of shares of common stock reserved for issuance under the 2017 Employee Stock Purchase Plan will automatically increase on January 1 of each year, beginning on January 1, 2018 and continuing through and including January 1, 2027, by the lesser of (i) 2% of the total number of shares of our common stock outstanding on the last day of the calendar month before the date of the automatic increase and (ii) 150,000 shares of our common stock or (iii) a lesser number of shares determined by our Board. Pursuant to the terms of the 2017 Employee Stock Purchase Plan, an additional 150,000 shares were added to the number of available shares effective January 1, 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We had no transactions that have occurred since January 1, 2019 and to which we were a party, in which the amount involved exceeded $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, of an affiliate or immediate family member thereof, has or will have a direct or indirect material interest, other than those already described in this proxy statement under the heading “Executive and Director Compensation.”

Related-Person Transactions Policy and Procedures

We have a Related-Person Transaction Policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related-person transactions. For purposes of our policy only, a related-person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we and any related-person are, were or will be participants in which the amount involves exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee or director are not covered by this policy. A related-person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related-person transaction, including any transaction that was not a related-person transaction when originally consummated or any transaction that was not initially identified as a related-person transaction prior to consummation, our management must present information regarding the related-person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related-persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy.

In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

In considering related-person transactions, our Audit Committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:

•	whether the related-person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•	the risks, costs and benefits to us; the extent of the related-person’s interest in the transaction.

The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, our Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee or other independent body of our Board, determines in the good faith exercise of its discretion.

Indemnification

The Company provides indemnification for its directors and officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under the Company’s Bylaws, the Company is required to indemnify its directors and officers to the extent not prohibited under Delaware or other applicable law. The Company has also entered into indemnity agreements with certain officers and directors. These agreements provide, among other things, that the Company will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders, cost savings for companies and the reduction of environmental impact. Householding is available to both registered stockholders and beneficial owners of shares held in street name.

This year, a number of brokers with account holders who are ShotSpotter stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or ShotSpotter. Direct your written request to ShotSpotter, Inc., Attn Corporate Secretary, 7979 Gateway Blvd, Suite 210, Newark CA 94560, or contact us at 1-510-794-3100.

Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549.

Please call the SEC at 1-800-732-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. You may also read and copy any document we file with the SEC at our website at ir.shotspotter.com.

You should rely on the information contained in this document to vote your shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date hereof, and the mailing of this document to stockholders at any time after that date does not create an implication to the contrary.

OTHER MATTERS

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the associated proxy to vote on such matters in accordance with their best judgment.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this proxy statement and our Annual Report on Form 10-K at ir.shotspotter.com, or a copy of our Annual Report on Form 10-K for the year ended December 31, 2020 is available without charge upon written request to our Corporate Secretary at 7979 Gateway Blvd., Suite 210, Newark, CA 94560.

000004 ENDORSEMENT_LINE______________ SACKPACK_____________ C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/SSTI or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SSTI Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. SHOTSPOTTER, INC. Annual Meeting Proxy Card 1234     5678     9012     345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2. 1. Election of Class I Directors: For Withhold For Withhold For Withhold 01 - William J. Bratton 02 - Deborah A. Elam 03 - Randall Hawks, Jr. For Against Abstain 2. To ratify the selection of Baker Tilly US, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. NOTE: In their discretion, the proxy-holders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

The 2021 Annual Meeting of Stockholders of ShotSpotter, Inc. will be held on Wednesday, June 16, 2021 at 9:30 a.m. Pacific Time, virtually via the internet at www.meetingcenter.io/290600404. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — SSTI2021. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SSTI IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — ShotSpotter, Inc. + Notice of 2021 Annual Meeting of Stockholders June 16, 2021 9:30 a.m. Pacific Time Proxy Solicited on behalf of the Board of Directors The undersigned hereby appoints Ralph A. Clark and Alan R. Stewart, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes each of them to represent and vote, as provided below, all the shares of ShotSpotter, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2021 Annual Meeting of Stockholders of ShotSpotter, Inc. (the “Meeting”) to be held on Wednesday, June 16, 2021 at 9:30 a.m. Pacific Time virtually via the Internet at www.meetingcenter.io/290600404 and or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL NO. 1, AND “FOR” PROPOSAL NO. 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. IN THEIR DISCRETION, THE PROXIES OF THE UNDERSIGNED ARE AUTHORIZED TO VOTE UPON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. (Continued and to be marked, dated and signed, on the other side) C Non-Voting Items pChange of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.